UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 19, 2011 (April 14, 2011)

AVAYA INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-15951	22-3713430
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

211 Mount Airy Road Basking Ridge, New Jersey	07920
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (908) 953-6000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to Section 15(d) of the Securities Exchange Act of 1934, obligations of Avaya Inc. (the “Company”) to file periodic and current reports ended as of October 1, 2010. Nevertheless, pursuant to certain indentures (see Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 and Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2010), the Company has agreed to voluntarily file with the Securities and Exchange Commission (“SEC”) certain periodic and current reports.

On April 14, 2011, John W. Marren, a Partner at TPG, resigned as a Director of the Company, effective as of April 15, 2011. Mr. Marren’s resignation was not due to any disagreement with the Company.

In order to fill the vacancy on the Board caused by Mr. Marren’s resignation, on April 18, 2011, the Company’s shareholder and its Board of Directors, each acting by unanimous written consent, appointed Afshin Mohebbi as a Director, effective as of April 15, 2011. Mr. Mohebbi currently serves as a Senior Advisor to TPG.

The Company is a wholly owned subsidiary of Sierra Holdings Corp., a Delaware corporation (“Parent”). Parent was formed by affiliates of two private equity firms, Silver Lake Partners and TPG (the “Sponsors”). A stockholders’ agreement between Parent and certain of its shareholders (including funds affiliated with the Sponsors) contains agreements among the parties with respect to the election of Directors of Parent and the Company. All of the Directors of Parent also serve as Directors of the Company. Along those lines, Mr. Marren has resigned from Parent’s board of directors and Mr. Mohebbi has been appointed to fill that vacancy as well.

From time to time, the Company may enter into various contracts with the Sponsors and companies affiliated with the Sponsors. A description of the Company’s relationship with the Sponsors and their portfolio companies is included in Part III, Item 13, “Certain Relationships and Related Party Transactions and Director Independence,” of our annual report on Form 10-K for the fiscal year ended September 30, 2010, and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVAYA INC.

Date: April 19, 2011	By:	/s/ Pamela F. Craven
		Name:	Pamela F. Craven
		Title:	Chief Administrative Officer